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Exhibit 12

GTE California Incorporated and Subsidiary
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


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
                                                                   Nine Months Ended
                                                                   September 30, 1997
                                                                   ------------------
Net earnings available for fixed charges:
  Income from continuing operations                                $          416,556
  Add - Income taxes                                                          267,789
      - Fixed charges                                                          92,781
                                                                   ------------------
Adjusted earnings                                                  $          771,126
                                                                   ==================

Fixed charges:
  Interest expense                                                 $           81,810
  Portion of rent expense
     representing interest                                                     10,971
                                                                   ------------------
Adjusted fixed charges                                             $           92,781
                                                                   ==================

RATIO OF EARNINGS TO FIXED CHARGES                                               8.38
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